Exhibit 4.3
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE, dated as of December 24, 2019 (this “Supplemental Indenture”), by and between Carbonite, Inc., a Delaware corporation, as issuer (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), supplements the Indenture dated April 4, 2017 (the “Indenture”), between the Company and the Trustee.
RECITALS OF THE COMPANY
WHEREAS, pursuant to the Indenture, the Company issued $143,750,000 aggregate principal amount of 2.50% Convertible Senior Notes due 2024 (the “Notes”);
WHEREAS, on November 10, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Open Text Corporation (“OpenText”) and Coral Merger Sub Inc., a wholly-owned subsidiary of OpenText (“Merger Sub”);
WHEREAS, pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of Common Stock (the “Shares”), at an offer price of $23.00 per Share in cash, without interest and net of any applicable withholding taxes;
WHEREAS, subject to the satisfaction or waiver of certain conditions, Merger Sub will (i) promptly after the expiration date of the Offer accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after the Offer Acceptance Time pay for such Shares;
WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of OpenText (the “Merger”), without a meeting or vote of stockholders of the Company. At the effective time of the Merger (the “Effective Time”), the Shares not purchased pursuant to the Offer (other than Shares held by the Company, OpenText, Merger Sub, any wholly-owned subsidiary of the Company, OpenText or Merger Sub or by stockholders of the Company who have perfected their statutory rights of appraisal under Delaware law) will each be converted into the right to receive $23.00 per Share in cash, in each case without interest and net of any withholding;
WHEREAS, pursuant to Section 14.07(a) of the Indenture, the Merger constitutes a Specified Corporate Event, and the Company is required to execute with the Trustee a supplemental indenture providing that, at and after the Effective Time, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the number of Units of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have been entitled to receive upon such Specified Corporate Event;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 14.07(a) of the Indenture, at and after the Effective Time, a Unit of Reference Property will be comprised of $23.00 in cash;
WHEREAS, Section 10.01(g) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes, without the consent of Holders of any of the Notes at the time outstanding, in connection with any Specified Corporate Event, provided that the Notes are convertible into Reference Property, subject to Section 14.02 of the Indenture, and to make certain related changes to the terms of the Indenture and the Notes to the extent expressly required by the Indenture;
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;
WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate as contemplated by Sections 7.02(b), 7.07, 10.05, 14.07 and 17.06 of the Indenture and an Opinion of Counsel as contemplated by Sections 10.05 and 17.06 of the Indenture; and
WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
That for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below) as follows:
ARTICLE I
TERMS
Section 1.01 Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture. The terms defined in this Section 1.01 for all purposes of the Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01.
“Daily VWAP” means $23.00;
“Last Reported Sale Price” of the Common Stock means $23.00;
“Reference Property” means cash;
“Stock Price” means $23.00; and
“Unit of Reference Property” means $23.00 in cash.

ARTICLE II
EFFECT OF MERGER
Section 2.01 Conversion Right. Pursuant to Section 14.07(a) of the Indenture, at and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the number of Units of Reference Property equal to the Conversion Rate in effect immediately prior to the Effective Time; provided, however, that for all conversions that occur after the Effective Time, (i) the consideration due upon conversion of each $1,000 principal aggregate amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03 of the Indenture), multiplied by one Unit of Reference Property, and (ii) the Company shall satisfy the conversion obligation by paying such cash to the converting Holder on the third Business Day immediately following the Conversion Date.
ARTICLE III
ACCEPTANCE OF SUPPLEMENTAL INDENTURE
Section 3.01 Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
ARTICLE IV
MISCELLANEOUS PROVISIONS
Section 4.01 Governing Law; Waiver of Trial by Jury. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.02 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Custodian, any Bid Solicitation Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder or the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
Section 4.03 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 4.04 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.
Section 4.05 The Trustee. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.
Section 4.07 Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

CARBONITE, INC.

By:
Name:	Stephen Munford
Title:	Interim Chief Executive Officer
[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:	Karen R. Beard
Title:	Vice President
[Signature Page to Supplemental Indenture]